                                                                    EXHIBIT 12.1

       STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                TWENTY-SIX WEEKS ENDED                                       FISCAL YEAR ENDED
                                    ($ IN THOUSANDS)                                          ($ IN THOUSANDS)
                            ------------------------------------   -----------------------------------------------------------------
                               MAY 2,         MAY 2,      MAY 3,     NOV 1,       NOV 1,      NOV 2,     NOV 4,    NOV 4,     NOV 5,
                               1998           1998        1997       1997         1997        1996       1995      1994       1993
                            (PRO FORMA)                            (PRO FORMA)
                            ----------      --------    --------   -----------   --------   --------   --------  --------   --------
Interest                     $ 9,519         $3,815      $   716       $15,191    $ 2,500     $2,294     $ 1,440   $ 1,341    $2,639
Interest portion of
 rent expense                    701            562          360         1,506        703        733         597       524       443
                             -------         ------      -------       -------    -------     ------     -------   -------    ------
Fixed Charges                $10,220         $4,377      $ 1,076       $16,697    $ 3,203     $3,027     $ 2,037   $ 1,865    $3,082
                             =======         ======      =======       =======    =======     ======     =======   =======    ======

Consolidated pretax income
(loss) from continuing
 operations                  $   629         $  986      $(6,261)      $(1,267)   $(8,105)    $2,651     $16,591   $16,233    $4,492


Fixed charges per above       10,220          4,377        1,076        16,697      3,203      3,027       2,037     1,865     3,082
                             -------         ------      -------       -------    -------     ------     -------   -------    ------
Earnings (deficit) (1)       $10,849         $5,363      $(5,185)      $15,430    $(4,902)    $5,678     $18,628   $18,098    $7,574
                             =======         ======      =======       =======    =======     ======     =======   =======    ======

Ratio of Earnings to
 Fixed Charges (1)              1.1x           1.2x           --            --         --       1.9x        9.1x      9.7x      2.5x
                             =======         ======      =======       =======    =======     ======     =======   =======    ======

______________________

(1) The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. The deficiency of earnings to fixed charges for the twenty-six weeks ended May 3, 1997, the pro forma fiscal year ended November 1, 1997 and the fiscal year ended November 1, 1997 were $6,261, $1,267 and $8,105, respectively.